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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 10/A

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                   Pursuant to Section 12(b) or 12(g) of the
                        Securities Exchange Act of 1934



                             AEROVOX INCORPORATED
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            (Exact name of registrant as specified in its charter)


                       Delaware                                  76-0254329
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     (State or Other Jurisdiction of Incorporation             (IRS Employer
                                                            Identification No.)


                 740 Belleville Avenue, New Bedford, MA 02745
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              (Address of principal executive offices)  (Zip Code)


      Registrant's telephone number, including area code:  (508) 994-9661
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Securities to be registered pursuant to Section 12(b) of the Act:


          Title of Each              Name of Each Exchange on Which Each
    Class to be so Registered            Class is to be Registered
---------------------------------    -------------------------------------------


               None                                   None


Securities to be registered pursuant to Section 12(g) of the Act:


                        Preferred Share Purchase Rights
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                               (Title of class)

                                 Page 1 of 11
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The Preferred Share Purchase Rights Section of Item 11 of Form 10 is hereby amended as follows:

     The following is hereby added after the last paragraph of the above:

     As of October 7, 1999, the Company and the Rights Agent, ChaseMellon Shareholder Services, L.L.C. (as successor Rights Agent to Mellon Bank, N.A.), entered into Amendment No. 1 to the Rights Agreement, which amended the Rights Agreement by requiring that any successor Rights Agent have at the time of its appointment a combined capital and surplus of at least $10 million rather than $50 million.

     As of October 13, 1999 the Company removed ChaseMellon Shareholder Services, L.L.C., as Rights Agent, and appointed the Company's transfer agent, American Stock Transfer & Trust Company, as successor Rights Agent under the Rights Agreement.

     As of October 20, 1999 the Company and the successor Rights Agent, American Stock Transfer & Trust Company, entered into Amendment No. 2 to the Rights Agreement which further amended the Rights Agreement by increasing the threshold required to become an Acquiring Person from beneficial ownership of 15% of the Common Shares of the Company to beneficial ownership of 20% of the Common Shares of the Company. Amendment No. 2 also excepts certain Beneficial Owners of 20% or more of the Common Shares of the Company from the definition of an Acquiring Person. As amended, if a Beneficial Owner of 20% or more of the Common Shares of the Company is required to file a Schedule 13G or Schedule 13D under the Exchange Act (under which they state no intention to control the Company), and certifies, if requested by the Company, that the acquisition of the Common Shares equal to or in excess of 20% was inadvertent, or without knowledge of the terms of the Rights, the Person does not purchase further shares while the Beneficial Owner of 20% or more of the shares, and if requested by the Company, sells a number of shares which would reduce its Beneficial Ownership to below 20%, then such Person will not be an Acquiring Person. Amendment No. 2 also extends the term of the Rights Agreement by changing the Final Expiration Date from December 1, 1999 to December 1, 2009.

Item 15.  Financial Statements and Exhibits

     Item 15 of the Form 10 is hereby amended by adding the following items to the Exhibit Index:

4.4 Amendment No. 1 to the Rights Agreement dated as of October 7, 1999 between the Company and ChaseMellon Shareholder Services, L.L.C. (as successor Rights Agent to Mellon Bank, N.A.), as Rights Agent.

                                 Page 2 of 11
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4.5  Amendment No. 2 to the Rights Agreement dated as of October 20, 1999 between the Company and American Stock Transfer & Trust Company, as successor Rights Agent.

     A copy of Amendment Nos. 1 and 2 to the Rights Agreement are attached as exhibits to this Form 10/A.

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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereto duly authorized.

                                AEROVOX INCORPORATED



Date: October 21, 1999          By: /s/ Robert D. Elliott
                                    ---------------------------------------
                                    Name: Robert D. Elliott
                                    Title: President and Chief Executive Officer

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                                 EXHIBIT INDEX


     The following designated exhibits are filed herewith:
                                                                 Sequentially
                                                                 Numbered Page
                                                                 -------------

1.   Amendment No. 1 to the Rights Agreement dated as of               6
     October 7, 1999 between the Company and ChaseMellon
     Shareholder Services, L.L.C. (as successor Rights
     Agent to Mellon Bank, N.A.), as Rights Agent.

2.   Amendment No. 2 to the Rights Agreement dated as of               8
     October 20, 1999 between the Company and American
     Stock Transfer & Trust Company, as successor Rights
     Agent.